Exhibit 99.1

CONTACT:	Bruce Zurlnick Senior Vice President and Chief Financial Officer Finlay Enterprises, Inc. (212) 808-2800	Caren Villarreal Media Contact: Diane Zappas FD (212) 850-5600

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES COMPLETES BANKRUPTCY AUCTION

New York, NY, September 24, 2009 -- Finlay Enterprises, Inc. (OTC Bulletin Board: FNLY) and its affiliates and subsidiaries (collectively, the “Company”) today announced that it had completed an auction for its business and assets pursuant to bidding procedures previously approved by the United States Bankruptcy Court for the Southern District of New York (the “Court”). As a result of the auction, the Company, in consultation with the agent for its senior secured lenders and the official committee of unsecured creditors in its chapter 11 cases, has selected Gordon Brothers Retail Partners, LLC as having the highest and best bid. Gordon Brothers will be appointed to act as the Company’s agent to conduct “store closing” or similar sales of merchandise located at all of the Company’s retail store locations and the Company’s two distribution centers.

The proposed transaction remains subject to the approval of the Court, which is scheduled to conduct a hearing to consider the results of the auction on Friday, September 25, 2009. If approved, the transaction is expected to be completed on or before February 28, 2010.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is a retailer of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States and achieved sales of $754.3 million in fiscal 2008. The number of locations at the end of the second quarter ended August 1, 2009 totaled 182, including 67 Bailey Banks & Biddle, 34 Carlyle and four Congress specialty jewelry stores and 77 licensed departments with The Bon Ton.

This release may contain “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “expects,” “believes,” “may” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include, without limitation: (i) Finlay’s ability to obtain court approval with respect to motions in the chapter 11 proceedings; (ii) Court rulings in the chapter 11 cases and the outcome of the proceedings in general; (iii) risks associated with third party motions in the chapter 11 proceedings; and (iv) the impact of uncertainties of litigation as well as other risks described under “Risk Factors” and elsewhere in Finlay’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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